Exhibit T3A.26

ACCOUNTING AND CORPORATE REGULATORY AUTHORITY (AGRA)

Company No: 200805716H

CERTIFICATE CONFIRMING INCORPORATION OF COMPANY

This is to confirm that VANTAGE INTERNATIONAL MANAGEMENT COMPANY PTE. LTD. is incorporated under the Companies Act (Cap 50), on and from 25/03/2008 and that the company is a PRIVATE COMPANY LIMITED BY SHARES.

GIVEN UNDER MY HAND AND SEAL ON 27/03/2008.

NURHAYATI NONGCHIK

ASST REGISTRAR

ACCOUNTING AND CORPORATE REGULATORY AUTHORITY (ACRA)

SINGAPORE